Letter Agreement
April 18, 2006
     David C. Prosser and Margaret F. Prosser (“Sellers”) and RTW, Inc., a Minnesota corporation, (“RTW”) hereby agree as follows:
1.	RTW agrees to purchase, and Sellers collectively agree to sell, a total of 90,000 shares of the Company’s common stock (“Shares”) on or about April 19, 2006, at a price of $11.00 per share. Closing will occur on or before three business days from April 18, 2006. For ease of convenience, the purchase may be effected, and the funds transferred, through a registered broker-dealer.
2.	Sellers agree that except as otherwise allowed in this Letter Agreement, they will not sell or transfer any additional shares of RTW common stock during 2006, without the express prior consent of RTW and that RTW is not required to consider or grant any request.

3.	Nothing in this Agreement, however, prohibits the following:
a.	Sales by the Prosser Foundation, which currently holds 78,464 shares;

b.	Bona fide gifts or contributions by any Seller to any 501(c)(3) entity and any resale by this entity; or

c.	Bona fide gifts by any Seller to any family member (other than a Seller) and any resale by this family member.

d.	Sales by the David C. Prosser 1995 Unitrust or the David C. Prosser 1996 Unitrust, which collectively own approximately 25,500 shares.

SELLERS	RTW, Inc.

/s/ David C. Prosser David C. Prosser
	By:	/s/ Jeffrey B. Murphy Jeffrey B. Murphy, Chief Executive Officer
/s/ Margaret F. Prosser Margaret F. Prosser